Exhibit 23.3

LAROCHE PETROLEUM CONSULTANTS, LTD.

CONSENT OF INDEPENDENT PETROLEUM

ENGINEERS AND GEOLOGISTS

As independent oil and gas consultants, LaRoche Petroleum Consultants, Ltd. hereby consents to the incorporation by reference in this Registration Statement on Form S-8 filed by Westside Energy Corporation (the “Company”) to the references to its name and any and all reserve estimates and other information contained in its report as of December 31, 2007 relating to the Company, included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007 and in the Company’s Proxy Statement dated May 23, 2008.

LaRoche Petroleum Consultants, Ltd.

By:	/s/ William M. Kazmann

Dallas, Texas

June 24, 2008